                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement

[_]   Confidential, for Use of the Commission only (as permitted by Rule 14a-
6(e)(2))

[X]   Definitive Proxy Statement

[_]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           OYO Geospace Corporation
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1.Title of each class of securities to which transaction applies:
  2.Aggregate number of securities to which transaction applies:
  3.Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
  4.Proposed maximum aggregate value of transaction:
  5.Total fee paid:

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1.Amount Previously Paid:
  2.Form, Schedule or Registration Statement No.:
  3.Filing Party:
  4.Date Filed:

                       [OYO Geospace Logo Appears Here]

                               January 28, 1999

Dear Fellow Stockholder:

  I am pleased to invite you to attend OYO Geospace Corporation's 1999 Annual Stockholders' Meeting. We will hold the meeting at 10:00 a.m. on Monday, the 1st of March 1999, at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas.

  Following this letter you will find the formal Notice of Meeting, which lists the matters to be considered at the meeting, and a proxy statement, which describes those matters. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 1998 Annual Report. We encourage you to read these materials.

  Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy.

  The board of directors recommends that you vote FOR the proposals described in the attached proxy statement.

  Thank you for your cooperation. The rest of the board of directors and I look forward to seeing you at the meeting.

                                          Very truly yours,

                                          /s/ Gary D. Owens
                                          ---------------------------------
                                          Gary D. Owens
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                           OYO Geospace Corporation
                        12750 South Kirkwood, Suite 200
                             Stafford, Texas 77477

                               January 28, 1999

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 1, 1999

  The Annual Meeting of the Stockholders of OYO Geospace Corporation will be held at 10:00 a.m. on Monday, the 1st of March 1999, at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas, for the following purposes:

    (1) To elect two directors, each to hold office until the 2002 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

    (2) To approve an amendment to the OYO Geospace Corporation 1997 Key Employee Stock Option Plan; and

    (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

  The holders of record of OYO Geospace Corporation common stock at the close of business on January 19, 1999, will be entitled to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Charles H. Still
                                          -----------------------------------
                                          Charles H. Still
                                          Secretary

                            YOUR VOTE IS IMPORTANT

  Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy.

                           OYO Geospace Corporation

                                PROXY STATEMENT

                               January 28, 1999

  The board of directors of OYO Geospace Corporation is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 10:00 a.m. on Monday, the 1st of March 1999, at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas, or any adjournment thereof.

  You are entitled to vote at that meeting if you were a holder of record of OYO Geospace Corporation common stock at the close of business on January 19, 1999. On January 28, 1999, we began mailing to stockholders entitled to vote at the meeting a proxy card, this proxy statement and our 1998 Annual Report. On January 19, 1999, there were 5,494,689 shares of OYO Geospace Corporation common stock outstanding. Each share of common stock entitles the holder to one vote on each matter considered at the meeting.

  Your proxy card will appoint Gary D. Owens and Satoru Ohya as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares FOR the election of the director nominees named in this proxy statement and FOR the amendment to the stock option plan described in this proxy statement.

  Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to:

                               American Securities Transfer & Trust, Inc.
                               1825 Lawrence Street, Suite 444
                               Denver, Colorado 80202-1817

  The enclosed form of proxy provides a means for you to vote for the director nominees listed in this proxy statement or to withhold authority to vote for such nominees and to vote for or against the amendment to the stock option plan or to withhold authority to vote for that proposal.

  The board of directors expects the nominees named in this proxy statement to be available for election. If any nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for nominees. We are not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters are properly brought before the meeting, the proxy holders may vote your shares in their discretion if you return a signed, dated proxy card.

  No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote are either present at the meeting in person or represented by proxy. The two nominees who receive the most votes will be elected to the two open directorships even if they receive less than a majority of the votes cast. For the amendment to the stock option plan to be adopted, more shares must be voted for the proposal than against it. Abstentions and broker non-votes are counted as shares present for determining if there are sufficient shares present to hold the meeting. They are not counted as votes for or against any item.

  Representatives of American Securities Transfer & Trust, Inc., the transfer agent and registrar for the common stock, will act as the inspectors of election.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  At the meeting, the stockholders will elect two directors. The board of directors is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-years terms, with the term of one class expiring at each annual meeting of stockholders.

  The directors in Class I, whose terms expire at the meeting, are Thomas L. Davis, Ph.D. and Ernest M. Hall, Jr. Both Dr. Davis and Mr. Hall are nominees to serve in Class I for another term expiring at the 2002 Annual Meeting of Stockholders. The directors in Class II are serving terms that expire at the 2000 Annual Meeting of Stockholders. The directors in Class III are serving terms that expire at the 2001 Annual Meeting of Stockholders.

  Information regarding the director nominees and directors whose terms will continue following the meeting follows.

Nominees for Election for Class
I
(Terms Expiring at the 2002                                            Director
Annual Meeting of Stockholders)  Age Position                           Since
Thomas L. Davis, Ph.D.(a)(b)...   51 Director                            1997
Ernest M. Hall, Jr.............   73 Director                            1994

Class II Directors
(Terms Expiring at the 2000
Annual Meeting of Stockholders)
Katsuhiko Kobayashi(a).........   53 Director                            1995
Michael J. Sheen...............   50 Senior Vice President and
                                     Chief Technical Officer, Director   1997
Charles H. Still(a)(b).........   56 Director                            1997

Class III Directors
(Terms Expiring at the 2001
Annual Meeting of Stockholders)
Gary D. Owens..................   51 Chairman of the Board, President
                                     and Chief Executive Officer         1997
Satoru Ohya....................   66 Director                            1994

--------
(a) Member of the Audit Committee.
(b) Member of the Compensation Committee.

Background of Nominees and Continuing Directors

  Thomas L. Davis, Ph.D. became a director in connection with our initial public offering in November 1997. Dr. Davis is Professor of Geophysics and Interim Department Head at the Colorado School of Mines. He also is coordinator of the Reservoir Characterization Project, whose objective is to characterize reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation.

  Ernest M. Hall, Jr. has been a director since the company's formation in September 1994. From then until his retirement in July 1997, Mr. Hall served as the President and Chief Executive Officer. He served as President of OYO Corporation U.S.A. ("OYO U.S.A."), the holder of a majority of the common stock, from 1985 until 1995 and was re-elected to that position effective October 1, 1997. From 1980 to 1985, Mr. Hall served as a consultant to OYO U.S.A.

  Katsuhiko Kobayashi has been Joint General Manager of OYO Corporation, the sole shareholder of OYO U.S.A., since May 1995. From 1973 to 1995 he was employed by Sanwa Bank in its international banking area, where he last held the position of general manager of the International Credit Administration Department from 1993 to 1995.

  Michael J. Sheen joined the company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with our initial public offering in November 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. ("I/O") since 1991 and had held other positions at I/O since 1977.

  Charles H. Still became a director in connection with our initial public offering in November 1997. He has been Secretary since the company's formation in September 1994 and Secretary of various affiliates and predecessors of the company since 1980. He has been a partner in the law firm of Fulbright & Jaworski L.L.P. since 1975.

  Gary D. Owens joined the company as President and Chief Executive Officer in August 1997 and became Chairman of the Board in September 1997. From October 1993 until May of 1997, Mr. Owens was the President and Chief Executive Officer of I/O. Mr. Owens had held other positions at I/O since 1977.

  Satoru Ohya, who is a geologist by education at Tokyo University, was Chairman of the Board from the company's formation in September 1994 until Mr. Owens' election to that position September 1997, and he has continued as a director. He has been President of OYO Corporation since 1993. For approximately 40 years, Mr. Ohya has been an employee or officer of OYO Corporation and various of its affiliates, including serving as Chief Executive Officer of the company's predecessors from 1983 to 1994.

Committees of the Board of Directors and Meeting Attendance

  The board of directors has an audit committee and compensation committee. The board of directors has not established a nominating committee.

  The audit committee is charged with recommending to the entire board engagement and discharge of independent auditors of the financial statements of the company, reviewing the professional service provided by independent auditors, reviewing the independence of independent auditors, reviewing with the auditors the plan and results of the auditing engagement, considering the range of audit and non-audit fees and reviewing the adequacy of the company's system of internal accounting controls. The audit committee met three times during the fiscal year ended September 30, 1998.

  The compensation committee is charged with recommending to the entire board the compensation to be paid to officers and key employees of the company and the compensation of members of the board of directors. The compensation committee also makes recommendations to the entire board regarding the grant of stock options and restricted stock awards. The compensation committee met three times during the fiscal year ended September 30, 1998.

  The board of directors met three times during the fiscal year ended September 30, 1998. Each director attended, in person or by telephone, all meetings held by the board of directors and by the committees on which the director served.

Compensation of Directors

  Non-employee directors are compensated for their services at a rate of $25,000 per year, of which one-half is payable in shares of common stock based on the fair market value thereof at the date of issuance pursuant to the company's 1997 Non-Employee Director Stock Plan. Also pursuant to that plan, each non-employee director serving on the board of directors following each annual meeting of stockholders will receive a grant of options to acquire 3,150 shares of common stock. Messrs. Hall, Kobayashi and Ohya have not accepted this annual stipend or any stock options to date and have indicated that they will not accept such compensation in fiscal 1999. All non-employee directors are reimbursed for ordinary and necessary expenses incurred in attending board or committee meetings.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The beneficial ownership as of December 1, 1998, of shares of the company's common stock of each director and executive officer, each person known to the company to beneficially own more than 5% of outstanding common stock and all directors and executive officers as a group, along with the percentage of outstanding common stock that such ownership represents, follows. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

      Beneficial Owner                                     Shares   Percentage
      ----------------                                    --------- ----------
      OYO Corporation (1)................................ 2,850,000    51.9%
      OYO Corporation U.S.A. (1)......................... 2,850,000    51.9
      Gary D. Owens (2)..................................   215,000     3.9
      Michael J. Sheen (2)...............................    25,000       *
      Thomas L. Davis (3)................................     6,755       *
      Ernest M. Hall, Jr.................................    40,000       *
      Katsuhiko Kobayashi................................        --       *
      Satoru Ohya (1).................................... 2,850,000    51.9
      Charles H. Still (3)...............................     6,755       *
      Thomas T. McEntire (4).............................    12,500       *
      Eagle Asset Management (5).........................   469,825     8.6
      R. Chaney & Partners III L.P. (6)..................   383,000     7.0
      Executive officers and directors as a group (8
       people)........................................... 3,156,010    57.2%

--------
*  Less than one percent.
(1) The shares indicated as beneficially owned by OYO Corporation are held directly by its wholly-owned subsidiary, OYO Corporation U.S.A. The address of OYO Corporation is Ichigaya Building 2-6, Kudan-kita 4-chome, Chiyoda-ku, Tokyo 102, Japan. The address of OYO Corporation U.S.A. is 7334 N. Gessner Road, Houston, Texas 77040. OYO Corporation and OYO Corporation U.S.A. share the voting and dispositive power of these shares. The shares indicated as beneficially owned by Mr. Ohya are the same shares owned directly by OYO Corporation U.S.A. and are included because of Mr. Ohya's affiliation with OYO Corporation. Mr. Ohya disclaims beneficial ownership of the shares of common stock owned by OYO Corporation U.S.A. within the meaning of Rule 13d-3 under the Exchange Act. Mr. Ohya owns 303,300 ordinary shares of OYO Corporation, and his wife and children collectively own 16,741 ordinary shares of OYO Corporation. Mr. Ohya disclaims beneficial ownership of the shares of OYO Corporation owned by his children within the meaning of Rule 13d-3 under the Exchange Act.
(2) Includes unexercised options to purchase 5,000 shares.
(3) Includes unexercised options to purchase 6,300 shares.
(4) Includes unexercised options to purchase 2,500 shares.
(5) Based solely on information provided by The Nasdaq Stock Market, Inc.
(6) Based solely on a Schedule 13D/A filed with the Securities and Exchange Commission on December 12, 1997. According to this Schedule 13D/A, these shares are beneficially owned by R. Chaney & Partners III L.P., R. Chaney & Partners, Inc. and Robert H. Chaney, the address of each of whom is 909 Fannin, Suite 1275, Two Houston Center, Houston, Texas 77010-1006, and each of whom shares the voting and dispositive power of these shares.

                      EXECUTIVE OFFICERS AND COMPENSATION

  Information regarding the executive officers follows.

 Name                 Age Position
 ----                 --- ----------------------------------------------------
                          Chairman of the Board, President and Chief Executive
 Gary D. Owens.......  51 Officer
 Michael J. Sheen....  50 Vice President and Chief Technical Officer
 Thomas T. McEntire..  38 Chief Financial Officer

  Thomas T. McEntire joined the company as Chief Financial Officer in September of 1997. Mr. McEntire had been Financial Controller of APS Holding Corporation ("APS") since February 1995 and held other senior financial management positions since joining APS in 1990. Prior to joining APS, Mr. McEntire held various positions with Coopers & Lybrand L.L.P. from 1982 to 1990.

  Mr. Owens' and Mr. Sheen's backgrounds are described above under "Background of Nominees and Continuing Directors".

Summary of Compensation

  A summary of the compensation earned by the executive officers in the fiscal years ended September 30, 1997 and 1998 follows.

                                         Annual             Long-term
                                      Compensation     Compensation Awards
                                   ------------------ ---------------------
                                                      Restricted   Shares
Name and Principal                                      Stock    Underlying  Other (4)
Position                  Year (1)  Salary  Bonus (2) Awards (3)  Options   Compensation
------------------        -------- -------- --------- ---------- ---------- ------------
Gary D. Owens...........    1998   $175,000 $131,250   $160,000    20,000      $3578
 Chairman of the Board,     1997     29,167       --         --        --         --
 President and CEO

Michael J. Sheen........    1998    150,000  112,500    160,000    20,000      3,079
 Vice President and
 Chief                      1997     25,000       --         --        --         --
 Technical Officer

Thomas T. McEntire......    1998    100,000   75,000     80,000    10,000      1,558
 Chief Financial Officer    1997      8,333       --         --        --         --

--------
(1) Salaries for fiscal 1997 represent less than a full fiscal year. Messrs. Owens and Sheen joined the company effective August 1, 1997. Mr. McEntire joined the company effective September 1, 1997.
(2) Bonuses are shown in the fiscal year in which they are earned but are actually paid in the following fiscal year.
(3) These awards are subject to vesting, and no shares were vested as of September 30, 1998. This dollar value was calculated by multiplying the number of shares of restricted stock awarded by the closing price of the common stock on the date the awards were granted. All of these awards were granted in connection with, and were conditioned upon the closing of, our initial public offering. While the initial public offering price of the common stock was $14.00 per share, the closing price on November 26, 1997, the date the offering closed and these restricted stock awards were granted, was $16.00 per share. The executive officers held the number of shares indicated below as of September 30, 1998, which had the indicated values as of that date based on the $15.75 closing price of the common stock on that date. These awards vest as to one fourth of the shares on each November 26 from 1998 through 2001.

                                                                     Value at
                                                          Number   September 30,
                                                         of Shares     1998
                                                         --------- -------------
      Gary D. Owens.....................................  20,000     $315,000
      Michael J. Sheen..................................  20,000      315,000
      Thomas T. McEntire................................  10,000      157,500

(4) Other Compensation includes contributions by the company to defined contribution retirement savings plans.

Stock Options

  Information regarding stock options granted to the executive officers in fiscal 1998 follows. All of these options were granted in connection with our initial public offering in November 1997.

                                                                           Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                        Rates of Stock
                         Shares of                                           Price
                           Common    Percent of                        Appreciation for
                           Stock    Total Options Exercise              Option Term (1)
                         Underlying  Granted to   Price per            -----------------
Name                      Options     Employees     Share   Expiration    5%      10%
----                     ---------- ------------- --------- ---------- -------- --------
Gary D. Owens...........   20,000        6.5%      $14.00    11/26/07  $176,090 $446,248
Michael J. Sheen........   20,000        6.5        14.00    11/26/07   176,090  446,248
Thomas T. McEntire......   10,000        3.3        14.00    11/26/07    88,045  223,124

--------
(1) The potential realizable value of the options is based on an assumed appreciation in the price of the common stock at a compounded annual rate of 5% or 10% from the date the option was granted until the date the option expires. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission's regulations. We do not represent that the common stock will appreciate at these assumed rates or at all.

  Information regarding the value of unexercised options held by the executive officers as of September 30, 1998, follows. None of the executive officers exercised any options in fiscal 1998. None of the options were exercisable during fiscal 1998.

                      Number of Securities Underlying   Value of Unexercised
                          Unexercised Options at       In-the-Money Options at
Name                   September 30, 1998 (# shares)  September 30, 1998 ($)(1)
----                  ------------------------------- -------------------------
Gary D. Owens........             20,000                       $35,000
Michael J. Sheen.....             20,000                        35,000
Thomas T. McEntire...             10,000                        17,500

--------
(1) Based on $15.75 per share, the closing price of the common stock on September 30, 1998, as reported by The Nasdaq Stock Market, Inc.

Employment Agreements

  Messrs. Owens and Sheen have entered into employment agreements with the company. Mr. Owens' base annual salary is $175,000, and Mr. Sheen's base annual salary is $150,000. These salaries may be adjusted by the board of directors. Messrs. Owens and Sheen are entitled to participate in the company's 401(k) plan and any bonus plan the board of directors adopts and to receive certain other benefits and vacation. Pursuant to their employment agreements, each of Messrs. Owens and Sheen is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

  .   results from his death, disability or retirement;
  .   is by the company for Cause; or
  .   is by the employee other than for Good Reason.

  "Cause" is defined to mean the employee's willful and continued failure to perform his duties after a demand for his performance of those duties or the employee's willfully engaging in gross misconduct materially and demonstrably injurious to the company. "Good Reason" is defined to mean a demotion, a reduction in base salary, a relocation of the employee's base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

  The severance benefits to which Messrs. Owens and Sheen would be entitled on termination include

  .    his salary through the date of termination;

  . twice his base salary and pro-rated bonus for the fiscal year of termination;

  . any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement; and

  . a gross-up for any applicable "excess parachute payment" tax imposed by the Internal Revenue Code of 1986.

  In connection with these employment agreements, each of Messrs. Owens and Sheen has agreed that he will not disclose or misappropriate any confidential information of the company.

Compensation Committee Interlocks and Insider Participation

  The compensation committee comprises Dr. Thomas L. Davis, Ph.D., and Mr. Charles H. Still. Mr. Still is a partner in the law firm of Fulbright & Jaworski L.L.P., which provides legal services to the company.

Compensation Committee Report on Executive Compensation

  Our executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for the company's successful financial performance and for increasing stockholder value. We provide compensation and incentives through a combination of salaries, annual performance bonuses and long-term incentive stock-based awards.

 Base Annual Salaries

  Prior to the company's initial public offering, and prior to the formation of the compensation committee, the company entered into employment agreements with Messrs. Owens and Sheen as described under "--Employment Agreements" above. The compensation levels reflected in those employment agreements were established in July 1997 by negotiations among Messrs. Owens and Sheen, before they joined the company, and representatives of OYO U.S.A., the company's sole stockholder at that time. Mr. McEntire's base salary was determined in August 1997 by negotiations among Mr. McEntire, before he joined the company, and Mr. Owens and representatives of OYO U.S.A.

  The base annual salaries of the company's executive officers for fiscal 1998 were as follows.

           Mr. Owens, Chief Executive Officer....... $175,000
           Mr. Sheen, Chief Technical Officer.......  150,000
           Mr. McEntire, Chief Financial Officer....  100,000

  The compensation committee has the authority to adjust these base salaries; however, the employment agreements described above require that Messrs. Owens' and Sheen's base salaries not be reduced from the base amounts set forth above. To date, we have not adjusted the base salaries of Messrs. Owens and Sheen, as we believe them to be within an acceptable range for the officers' positions and responsibility and the company's size. For fiscal 1999, we approved an increase in Mr. McEntire's base annual salary to $125,000 in recognition of his contributions to the company.

 Annual Performance Bonuses

  In January 1998, we recommended to the board of directors, and the board of directors adopted, a comprehensive, company-wide cash bonus compensation plan for all employees for the fiscal year 1998, as proposed by Mr. Owens. The cash bonus plan set forth various targets and criteria for each of the company's operating subsidiaries, based on the financial results of the subsidiary, and established a cash bonus for each employee of the subsidiaries that met those targets. The financial targets were designed to provide incentives for the employees of each subsidiary to work as a team to improve the financial results in which the company believed there was room for growth.

  At the executive level, we set a single financial target for fiscal 1998: the company as a whole needed to achieve net income per share for the fiscal year of a set amount, which at the time of adoption of the plan was in line with published analyst's expectations for the fiscal year. We believed this to be an appropriate short-term goal for a newly-public company. The fiscal 1998 bonus for executive officers was set as an all-or-nothing bonus; there was to be no graduated payout if the company did not achieve the financial target. The bonus plan provided a cash bonus to each of the company's executive officers in an amount equal to 75% of the officer's base salary. As reported in our 1998 annual report to stockholders, the company achieved net income per share of $1.32 for the year ended September 30, 1998, and the executive officers, as well as the other employees of the company, earned the bonuses set in the bonus plan in January 1998.

  Recently, we approved a company-wide bonus plan, including financial targets and bonus levels, for fiscal 1999. For fiscal 1999, the executive officers' bonuses will awarded only if the company achieves a predetermined amount of growth in earnings per share in fiscal 1999.

 Long-Term Stock-Based Compensation

  We also believe that long-term incentive compensation is an important component of the company's compensation program and that the value of this compensation should be directly related to increases in stockholder value. Therefore, in addition to base salaries and annual performance bonuses, the executive officers participate in the company's 1997 Key Employee Stock Option Plan, which allows the company to grant long-term incentive compensation to its executive officers in the form of stock options and restricted stock awards. These options and restricted stock typically vest 25% per year over four years and are therefore intended to compensate executive officers for long-term appreciation in the market value of the common stock, and only for such appreciation.

  In connection with the company's initial public offering, the company granted options to purchase stock and restricted stock to the executive officers as set forth above under "Summary of Compensation" and "Stock Options". The amounts of these options and restricted stock were determined before the initial public offering by negotiations among Mr. Owens and representatives of OYO U.S.A. These options have an exercise price of $14 per share, which is equal to the initial public offering price, and vest over four years.

  In November 1998, we recommended to the board of directors, and the board of directors approved, the grant of options to purchase 10,000 shares to each of Messrs. Owens and Sheen and options to purchase 5,000 shares to Mr. McEntire. These options have exercise prices of $14.56 and also vest over four years.

 Applicable Tax Code Provision

  The compensation committee has reviewed the potential consequences for the company of Section 162(m) of the Internal Revenue Code, which limits the tax deduction the company can claim for annual compensation in excess of $1 million to certain executives. This limit did not impact the company in fiscal 1998 and is not expected to impact the company in fiscal 1999.

                             Compensation Committee:
                             Dr. Thomas L. Davis, Ph.D.
                             Mr. Charles H. Still

Common Stock Performance Comparisons

  The following graphs compare the performance of the common stock with the performance of the Russell 2000 index and the Standard & Poor's Oil & Gas (Drilling & Equipment) index from our initial public offering through the end of fiscal 1998.



                             [GRAPH APPEARS HERE]

                                                                11/20/97 9/30/98
                                                                -------- -------
      OYOG.....................................................  100.00  112.50
      Russell 2000.............................................  100.00   83.45
      S&P Oil & Gas............................................  100.00   56.01
       (Drilling & Equipment)

  These graphs assume $100 dollars invested (a) at our initial public offering price on the date on which the common stock became registered under Section 12 of the Securities Exchange Act, (b) in the stocks comprising the Russell 2000 index on that day and (c) in the stocks comprising the Standard & Poor's Oil & Gas (Drilling & Equipment) index that day. In each case, reinvestment of all dividends is assumed.

  The foregoing graphs are based on historical data and are not necessarily indicative of future performance. These graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to the Regulations of 14A or 14C under the Exchange Act or to the liabilities of Section 18 under that act.

                  PROPOSAL 2: AMENDMENT OF STOCK OPTION PLAN

General

  At the meeting, the stockholders will vote on a proposal (the "Amendment") to amend the company's 1997 Key Employee Stock Option Plan (the "Plan") to increase the number of shares available under the Plan from 425,000 to 625,000. Approval of the Amendment requires the vote of the holders of a majority of the shares being voted at the meeting.

Description of the Plan

  The Plan is designed to provide key employees, including officers and employee-directors of the company, with additional incentives to promote the success of our business and to enhance our ability to attract and retain the services of qualified persons. The Plan is currently administered by the Board of Directors.

  Under the Plan, the Board of Directors may grant options to purchase the company's common stock and awards of the company's restricted stock up to an aggregate of 425,000 shares of common stock. The exercise price of options granted under the Plan may not be less than the fair market value of the common stock on the date of grant. In the case of a grant of an option designated as an "Incentive Option" (as defined in the Plan) to an employee who owns ten percent or more of the outstanding shares of common stock (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant. No option may be granted under the Plan for a period of more than ten years. In the case of a 10% Stockholder, no option designated as an Incentive Option may be granted for a period of more than five years. Options designated as Incentive Options under the Plan may not be granted to an individual to the extent the aggregate fair market value of the stock, valued as of the date of the grant, with respect to which options first are exercisable by that person in any calendar year, under the Plan or any other incentive stock option plan of the Company, exceeds $100,000.

  Under the Plan, the Board of Directors may issue shares of restricted stock to employees for no payment by the employee or for a payment below the fair market value on the date of grant. The restricted stock is subject to certain restrictions described in the Plan, with no restrictions continuing for more than ten years from the date of the award. Generally, restricted stock may not be transferred and is subject to forfeiture on termination of employment until the awards vest. Generally, awards vest annually in four equal increments.

  Currently, there are no shares left under the Plan for the grant of options or restricted stock.

  In the 1993 Omnibus Budget Reconciliation Act ("OBRA"), Congress generally limited to $1.0 million per year the tax deduction available to public companies for certain compensation paid to designated executives. These executives include the chief executive officer and the next four highest compensated officers of the company. An exception is provided from this deduction limitation, for "performance-based" compensation, if specified statutory requirements are satisfied. The Plan is generally designed to satisfy these statutory requirements for stock options. We anticipate being entitled to deduct an amount equal to the ordinary income reportable by an optionee on exercise of nonqualified options and the early disposition of shares of stock acquired by exercise of incentive stock options. Restricted stock awards vest based on service to the company, and generally will not be exempt from the $1.0 million deduction cap. Because of special transition rules applicable to companies which first become public in an initial public offering, we do not anticipate that application of this deduction cap will have a material impact on awards issued under this Plan.

Text of the Amendment

  The Amendment amends the Plan as follows:

    1. Section 4.2 of the Plan is amended to read in its entirety as follows:

    " 1.1 Dedicated Shares. The total number of shares of Stock with respect to which Options and Stock Awards may be granted under the Plan shall be 625,000. The shares may be treasury shares or authorized but unissued shares. The maximum number of shares subject to Options that may be issued to any Employee under the Plan in any calender year is 400,000. The number of shares stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5.

      In the event that any outstanding Option or Stock Award shall expire or terminate for any reason or any Option or Stock Award is surrendered, the shares of Stock allocable to the unexercised portion of that Option or Stock Award may again be subject to an Option or Stock Award under the Plan."

Reasons for the Amendment

  We believe it is in the best interests of the company to attract and retain the services of experienced and knowledgeable employees and to provide an incentive for those employees to increase their proprietary interest in our long-term success and progress. The Plan is designed to provide certain full-time key employees, including officers and directors of the company and its subsidiaries (approximately 425 people as of November 30, 1998), with additional incentives to promote the success of the company's business.

  The Plan currently provides that the Board of Directors may grant options to purchase the company's common stock and awards of the company's restricted stock up to an aggregate of 425,000 shares of common stock. The Amendment would increase the aggregate number of shares of common stock that could be subject to those awards to 625,000. The Board of Directors has adopted the Amendment and directed that it be presented to the shareholders for their approval.

Certain Considerations

  You should note that certain disadvantages may result from the adoption of the Amendment, including a dilution of your proportional interest in the company with respect to future earnings per share, voting, liquidation value and book and market value per share if options are granted under the Plan and subsequently exercised or if restricted stock is granted under the Plan and subsequently vests.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Mr. Ohya, a director of the company, is President of OYO Corporation and Chairman of the Board of OYO U.S.A. and holds other offices of subsidiaries of OYO U.S.A. Mr. Kobayashi, also a director of the company, is the Joint General Manager of OYO Corporation. Mr. Kobayashi also holds offices with many subsidiaries of OYO U.S.A. Mr. Hall, also a director of the company, is the President of OYO U.S.A. Mr. Still, also a director of the company, is the Secretary of OYO U.S.A. and also serves in that position with respect to most of the subsidiaries of OYO U.S.A. Mr. Still is a partner in the law firm of Fulbright & Jaworski L.L.P., which provides legal services to the company.

  In fiscal 1998, we purchased printheads for our thermal plotters from OYO Corporation pursuant to a Printhead Purchase Agreement (the "Printhead Purchase Agreement"), between us and OYO Corporation. OYO Corporation had in turn purchased the printheads primarily from another Japanese corporation and, to a lesser extent, from two other Japanese corporations. For its service and assistance in these transactions, pursuant to the Printhead Purchase Agreement, OYO Corporation marked up its cost for these printheads by 10% in reselling them to us. We believe that, by purchasing the heads through OYO Corporation, we receive a more favorable price for the heads than we could obtained if we were to negotiate directly for their purchase.

  Pursuant to a Master Sales Agreement (the "Master Sales Agreement"), we and OYO Corporation purchase products from one another at scheduled discounts of 5 to 20 percent off the seller's list prices. In fiscal 1998, we sold approximately $0.4 million in goods to OYO Corporation and its affiliates and purchased approximately $2.6 million in goods from OYO Corporation (including the products covered by the Printhead Purchase Agreement).

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  PriceWaterhouseCoopers LLP served as the company's principal independent public accountants for the 1998 fiscal year. Representatives of PriceWaterhouseCoopers LLP are expected to attend the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers, directors and persons who own more than 10% of a registered class of the company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the company with copies of all Section 16(a) reports they file.

  Based solely on a review of reports on those filings furnished to the company and written representations from reporting persons that no additional reports were required, the company believes that during and with respect to the fiscal year ended September 30, 1998, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them, except that a Form 5 reporting a gift of 200 shares by Mr. Owens' wife to her parents was filed late.

               PROPOSALS FOR NEXT ANNUAL MEETING; OTHER MATTERS

  Any proposals of holders of common stock intended to be presented at the annual meeting of stockholders of the company to be held in 2000 must be received by the company at its principal executive offices, 12750 S. Kirkwood, Suite 200, Stafford, Texas 77477, no later than September 20, 1999 to be included in the proxy statement and form of proxy relating to that meeting.

  The cost of solicitation of proxies in the accompanying form will be paid by the company. In addition to solicitation by use of the mails, the directors, officers or employees of the company may solicit the return of proxies by telephone, telecopy or in person.

                            OYO Geospace Corporation
                     PROXY--ANNUAL MEETING OF STOCKHOLDERS
                                 March 1, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock of OYO Geospace Corporation ("OYOG") hereby appoints Gary D. Owens and Satoru Ohya, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of OYOG to be held at 10:00 a.m. on Monday, the 1st of March 1999, at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees named in Item 1, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors, and FOR the proposal set forth in Item 2.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.

                   (continued and to be signed on other side)

(1)ELECTION OF DIRECTORS:

   FOR all of the nominees listed below  [_]       WITHHOLD AUTHORITY  [_]
   (except as indicated to the contrary below)     to vote for election of directors

  NOMINEES: Thomas L. Davis, Ph.D. and Ernest M. Hall, Jr.
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
--------------------------------------------------------------------------------
(2)AMENDMENT OF STOCK OPTION PLAN:
  FOR [_] AGAINST [_] ABSTAIN [_]
(3) In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

                                          -------------------------------------
                                          -------------------------------------
                                          Signature of Stockholder(s)

                                          Please sign your name exactly as it
                                          appears hereon. Joint owners must
                                          each sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give your full
                                          title as such.

                                          Date          , 1999.